CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
America West Airlines, Inc., D.I.P.:


We consent to incorporation by reference in the registration statement nos. 2-84022, 2-84023, 2-89485, 2-92118, 2-95934, 33-1755, 33-1756, 33-5461,
33-5462,  33-5463,  33-14325,  33-14326,  33-14327,  33-  19888,  33-21763,
33-21764,  33-24600,  33-28481, 33-28478,  33-28480,  33- 35221,  33-35155,
33-35150,  33-35164, 33-40938  and 33-40939  on Forms  S-8 of  America West
Airlines, Inc., D.I.P. of our report dated March 18, 1994, relating to the balance sheets of America West Airlines, Inc., D.I.P. as of December 31, 1993 and 1992, and the related statements of operations, cash flows and stockholders' equity (deficiency) and related financial statement schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of America West Airlines, Inc., D.I.P.

Our report dated March 18, 1994, contains an explanatory paragraph that describes events and circumstances that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty. In addition, our report refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, January 1, 1993.


KPMG PEAT MARWICK


Phoenix, Arizona
March 25, 1994